GREENMAN TECHNOLOGIES, INC.


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                AND RIGHTS OF CLASS B CONVERTIBLE PREFERRED STOCK

      The undersigned officers of GreenMan Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, do hereby certify that, pursuant to authority conferred by the Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted a resolution providing for certain powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of certain shares of Class B Convertible Preferred Stock, $1.00 par value, which resolutions are as follows:

RESOLVED: That, pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Certificate of Incorporation, as amended, a class of the Corporation's authorized and undesignated Preferred Stock, par value $1.00 per share, of the Corporation is hereby created as the Class B Convertible Preferred Stock, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of such series, and the qualifications, limitations and restrictions thereof, are as set forth on Exhibit A attached hereto; and that the President and Secretary of the Corporation be, and each of them hereby is, authorized and directed to execute and file with the Delaware Secretary of State the Certificate of Designations, Preferences and Rights of the Class B Convertible Preferred Stock.

      EXECUTED as of this 3rd day of September, 1998.

                                       GREENMAN TECHNOLOGIES, INC.


                                       By: /s/ Charles E. Coppa
                                           ---------------------------
                                           Charles E. Coppa
                                           Treasurer
ATTEST:


/s/ John A. Piccione
-------------------------------
John A. Piccione
Assistant Secretary
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                                                               EXHIBIT A


         Description and Designation of Class B Convertible Preferred Stock


      1. Designation. 320,000 shares of the authorized Preferred Stock of the Corporation are hereby designated "Class B Convertible Preferred Stock" (the "Class B Preferred"). Shares of Class B Preferred Stock that are converted by the holder or that are purchased by the Corporation shall be canceled and shall revert to authorized but unissued Preferred Stock undesignated as to class or series. The shares of Class B Preferred are collectively referred to herein as "Shares."

      2. Dividends and Distributions.

            2A. Dividends. When and as any dividend or distribution is declared or paid by the Corporation on the Common Stock and the Class A Preferred at any time prior to the conversion of all of the outstanding Shares, whether payable in cash, property, securities or rights to acquire securities, the holders of Shares will be entitled to participate with the holders of Common Stock and the Class A Preferred in such dividend or distribution as set forth in this paragraph 2A. At the time such dividend or distribution is payable to the holders of Common Stock and the Class A Preferred, the Corporation will pay each holder of Shares a portion of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock obtainable upon conversion of such holder's Shares. To the extent any dividends or distributions payable on any Shares are not paid, the amount of such dividends or distributions will be added to the Liquidation Value of such Shares and will remain a part thereof until such dividends or distributions are paid. The provisions of this subparagraph 2A shall not apply to dividends or distributions payable in shares of Common Stock or in Options or Convertible Securities (as defined in paragraph 6 below) or any other dividend or distribution, if the declaration, distribution or payment thereof has resulted or will result in an adjustment to the Conversion Price of Shares under paragraph 6 below.

            2B. Distribution of Partial Dividend Payments. If at any time the Corporation pays less than the total amount of dividends then declared with respect to the Shares, such payment will be distributed ratably among the holders of the Shares based upon the aggregate declared but unpaid dividends on the Shares held by each such holder.

      3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Class B Preferred will be entitled to be paid pro rata, after any distribution or payment is made upon any shares of Class A Preferred and before any distribution or payment is made upon any shares of Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Class B Preferred outstanding, and the holders of the shares of Class B Preferred will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of shares of Class B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the shares of Class B Preferred held by each such holder. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 45 days prior to the payment date stated therein, to each record holder of Shares. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 3.

      4. Redemption. Neither the Corporation nor any Subsidiary will redeem or otherwise acquire any Shares, except as otherwise expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Shares on the basis of the number of Shares owned by each such holder.

      5. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware, or in the Certificate of Incorporation of the Corporation, or as otherwise required by law, the Class B Preferred shall have no voting rights. The foregoing notwithstanding, approval, by affirmative vote or written consent, of holders of at least a majority of the outstanding shares of Class B Preferred shall be required for any of the following transactions:
(a) any amendment to the Certificate of Incorporation of the Corporation if such amendment would alter the aggregate number of authorized shares, or the par value, of the Class B Preferred, or would adversely affect the powers, preferences or rights of the shares of Class B Preferred, or (b) any issuance by the Corporation of equity securities having a dividend or liquidation preference senior to, or on a parity with, the Class B Preferred. On all matters where holders of the Class B Preferred are entitled to vote, each holder of Class B Preferred shall be entitled to the number of votes equal to the largest integral number of shares of Common Stock into which such holder's shares of Class B Preferred could be converted (using the formula described in Sections 6A(i) and 6B hereof), as of the record date, in the case of a meeting, or the effective date of any consent given in lieu of a meeting.

      6. Conversion.

            6A. Conversion Procedure.

                  (i) At any time commencing February 3, 2001, any holder of Shares may convert all or any portion of the Shares (including any fraction of a Share) held by such holder into a number of shares of Common Stock computed by multiplying the number of Shares to be converted by the Conversion Price. Anything to the contrary herein notwithstanding, the number of shares of Common Stock issuable upon conversion of the Shares shall not exceed the quotient obtained by dividing $3,200,000 by the average of the Closing Bid Prices during the period from September 3, 1998 to February 3, 2001.

                  (ii) Each conversion of Shares will be deemed to have been effected as of the close of business on the date (the "Conversion Date") on which the certificate or certificates representing the Shares to be converted have been surrendered at the principal office of the Corporation or its transfer agent, if any. At such time as such conversion has been effected, the rights of the holder of such Shares as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such


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

conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (iii) As soon as possible after a conversion has been effected (but in any event within seven business days in the case of subparagraph (a) below), the Corporation will deliver to the converting holder:

                        (a) certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                        (b) payment in an amount equal to all declared but unpaid dividends, if any, with respect to each Share converted plus the amount payable under subparagraph (vi) below with respect to such conversion; and

                        (c) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (iv) The issuance of certificates for shares of Common Stock upon conversion of Shares will be made without charge to the holders of such Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Share, the Corporation will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

                  (v) The Corporation will not close its books against the transfer of Shares or of Common Stock issued or issuable upon conversion of Shares in any manner which interferes with the timely conversion of the Shares.

                  (vi) If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph (vi), be deliverable upon any conversion of the Shares, the Corporation, in lieu of delivering the fractional share therefor, will pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

            6B. Conversion Price. The Conversion Price of the Class B Preferred in effect at any time shall be the quotient determined by dividing the Issuance Price by the Average Closing Bid Price. The Average Closing Bid Price will be equal to the average of the Closing Bid Prices for the Common Stock for the fifteen (15) consecutive trading days ending on the trading day immediately preceding the Conversion Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events occurring during such fifteen (15) trading day period). Anything to the contrary herein notwithstanding, the Conversion Price shall at no time exceed the quotient determined by dividing the Issuance Price by the average of the Closing Bid Prices during the period from September 3, 1998 to February 3, 2001.


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

            6C. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

            6D. Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an Organic Change. Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Shares then outstanding) to insure that each of the holders of Shares will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Shares, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Shares immediately prior to such Organic Change. In any such case, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Shares then outstanding) to insure that the provisions of this Section 6 will thereafter be applicable to the Shares (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Shares, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Shares then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

            6E. Notices.

                  (i) Immediately upon any adjustment of the Conversion Price, the Corporation will give written notice thereof to all holders of Shares.

                  (ii) The Corporation will give written notice to all holders of Shares at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.


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

                  (iii) The Corporation will also give written notice to the holders of Shares at least 20 days prior to the date on which any Organic Change will take place.

      7. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Shares. Upon the surrender of any certificate representing Shares at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

      8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

      9. Definitions. As used in this Certificate of Stock Designation, the following terms shall have the following meanings:

      "Closing Bid Price" means, as of any date, (i) the closing bid price for the shares of Common Stock as reported on the Nasdaq SmallCap Market by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the holder hereof if Bloomberg Financial Markets is not then reporting closing bid prices for the Common Stock (collectively, "Bloomberg"), or (ii) if the Nasdaq SmallCap Market is not the principal trading market for the shares of Common Stock, the last reported sale price reported by Bloomberg on the principal trading market for the Common Stock, or, if there is no sale price reported, the last bid price reported by Bloomberg, or (iii) if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sale price is so reported for such security, the last bid price of such security as reported by Bloomberg, or (iv) if the Closing Bid Price cannot be calculated as of such date on any of the foregoing bases, the Closing Bid Price of the Common Stock on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holder, with the costs of the appraisal to be borne by the Corporation. The manner of determining the Closing Bid Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

      "Common Stock" means the Corporation's Common Stock, par value $.01 per share, and for purposes other than the conversion of Shares into Common Stock, includes any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage


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

of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

      "Issuance Price" means $10.00 per share of Series B Preferred, subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, reclassification or other similar event involving a change in the Series B Preferred.

      "Junior Securities" means any of the Corporation's equity securities other than the Shares and the Class A Preferred.

      "Liquidation Value" of any Share as of any particular date will be equal to the sum of $10.00 plus any declared and unpaid dividends on such Share added to the Liquidation Value of such Share pursuant to paragraph 2A and not paid. The Liquidation Value shall be subject to equitable adjustment in the event of a stock dividend, stock split combination, reorganization or other similar event involving the Class B Preferred.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

      "Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

      10. Amendment and Waiver.

      No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Stock Designation without the prior written consent of the holders of a majority of the Shares outstanding at the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior written consent of the holders of a majority of the Shares then outstanding.

      11. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).


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